UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 15, 2015

(Date of earliest event reported)

Corning Natural Gas Holding Corporation

(Exact name of registrant as specified in its charter)

New York	000-00643	46-3235589
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

330 West William Street, Corning, New York	14830
(Address of principal executive offices)	(Zip Code)

(607) 936-3755

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

8.01 Other Events

The principal business and operations of the Registrant, Corning Natural Gas Holding Corporation, are conducted through its wholly-owned subsidiary Corning Natural Gas Corporation (the “Company”). On July 15, 2015, the Company, the staff of the New York Department of Public Service, and other parties to the Company’s most recent New York Public Service Commission (“NYPSC”) rate proceeding (Case 11-G-0280), filed a joint proposal for an extension of the Company’s 2012 “Gas Rate Plan” (the "Extension Joint Proposal”). The Extension Joint Proposal settles all contested issues among the signing parties pertaining to an extension, with modifications, of the Company’s original three-year Gas Rate Plan adopted by the NYPSC on April 20, 2012. Except as modified by this Extension Joint Proposal, the terms of the 2012 Gas Rate Plan will continue in effect through April 30, 2017 and, subject to permitted adjustments, the Company’s natural gas delivery rates to its customers established by the 2012 Gas Rate Plan will remain at their current levels during that period.

The Extension Joint Proposal provides for the Company to establish a “Safety and Reliability Customer Surcharge” on its customers to recover certain carrying costs on approved infrastructure improvements for the period of the extension, May 1, 2015 through April 30, 2017. The Extension Joint Proposal also resolves a property tax issue that was raised by the NYPSC in Case 13-G-0465 and requires the Company to return to customers a “System Benefit Charge” over-collection (a regulatory liability of the Company) over a three-year period.

The Extension Joint Proposal is subject to the approval of the NYPSC. The Company expects, but cannot assure, that the NYPSC will approve the Extension Joint Proposal within several months of the filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Corning Natural Gas Holding Corporation

By: /s/ Firouzeh Sarhangi

Chief Financial Officer

Dated: July 20, 2015